Exhibit 6.4

After Recording Return To:

______________________

______________________

______________________

______________________

______________________________ [Space Above This Line for Recording Data] _____________________________

HOMESHARES MORTGAGE AND SECURITY AGREEMENT

DEFINITIONS

Words used in multiple sections of this document are defined below and elsewhere in this instrument.

A.	“Applicable Law” means all controlling applicable federal, state and local statutes, regulations, ordinances and administrative rules and orders (that have the effect of law) as well as all applicable final, non-appealable judicial opinions.

B.	“Covenant Agreement” means the Covenant Agreement diange by the Mortgagor and the Mortgagee as of [ #DATE# ].

C.	“Electronic Funds Transfer” means any transfer of funds, other than a transaction originated by check, draft, or similar paper instrument, which is initiated through an electronic terminal, telephonic instrument, computer, or magnetic tape so as to order, instruct, or authorize a financial institution to debit or credit an account. Such term includes, but is not limited to, point-of-sale transfers, automated teller machine transactions, transfers initiated by telephone, wire transfers, and automated clearinghouse transfers.

D.	“Final Exercise Date” means [ #FINAL EXCERSIZE DATE# ]

E.	“Homeowner Agreement” means the agreement signed by Mortgagor and Mortgagee [#DATE# ]. The Homeowner Agreement states that Mortgagor owes Mortgagee certain amounts, not to exceed the Maximum Amount plus interest (if applicable) and other amounts that Mortgagor has promised to pay to the Mortgagee in accordance with the terms and conditions set forth in the Homeowner Documents.

F.	“Homeowner Documents” means the Homeowner Agreement, the Covenant Agreement, and any instruments or agreements delivered pursuant thereto.

G.	“Maximum Amount” means [ #MAXIMUM AMOUNT# ].

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

H.	“Miscellaneous Proceeds” means any compensation, settlement award of damages, or proceeds paid by any third party (other than insurance proceeds paid under the coverages described in Section 5) for: (i) damage to, or destruction of, the Property; (ii) condemnation or other taking of all or any part of the Property; (iii) conveyance in lieu of condemnation; or (iv) misrepresentations of, or omissions as to, the value and/or condition of the Property.

I.	“Mortgagor” is [ #MORTGAGOR# ], the mortgagor under this Security Instrument.

J.	“Mortgagee” is [ #MORTGAGEE# ], (a) natural person(s).

K.	“Payments” means the payments due to the Mortgagee from time to time pursuant to the Homeowner Documents.

L.	“Property” means the property that is described below under the heading “Transfer of Rights in the Property.”

M.	“Permitted Liens” has the meaning specified in the Homeowner Documents, including, without limitation, any Permitted Senior Mortgage Lien.

N.	“Permitted Senior Mortgage” has the meaning specified in the Homeowner Documents.

O.	“Permitted Senior Mortgage Lien” has the meaning specified in the Homeowner Documents.

P.	“RESPA” means the Real Estate Settlement Procedures Act (12 U.S.C. §2601 et seq.) and its implementing regulation, Regulation X (24 C.F.R. Part 3500), as they might be amended from time to time, or any additional or successor legislation or regulation that governs the same subject matter. As used in this Security Instrument, “RESPA” refers to all requirements and restrictions that are imposed in regard to a “federally related mortgage loan” even if the Loan does not qualify as a “federally related mortgage loan” under RESPA.

Q.	“Riders” means all Riders to this Security Instrument that are executed by Mortgagor.

R.	“Security Instrument” means this document, which is dated [ #DATE# ] , together with all Riders to this document.

S.	“Secured Obligation” means the obligations payable to the Mortgagee evidenced by the Homeowner Documents, plus interest (if applicable), and any other amounts due under the Homeowner Documents, and all sums due under this Security Instrument, plus interest (if applicable). The Secured Obligation is due and payable in full no later than the Final Exercise Date

T.	“Successor in Interest of Mortgagor” means any party that has taken title to the Property, whether or not that party has assumed Mortgagor’s obligations under the Homeowner Documents and/or this Security Instrument.

TRANSFER OF RIGHTS IN THE PROPERTY

This Security Instrument secures to Mortgagee: (i) the payment of the Secured Obligations and all renewals, extensions and modifications of the Homeowner Documents; and (ii) the performance of Mortgagor’s covenants and agreements under this Security Instrument and the Homeowner Documents. For this purpose, Mortgagor does hereby mortgage, grant and convey to Mortgagee, the following described property located at [#ADDRESS#] in [#COUNTY#] in the state of [#STATE#] (“Property Address”) recorded in the real estate records of the [#COUNTY#] as [#TAX LOT#].

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

TOGETHER WITH all the improvements now or hereafter erected on the property, and all easements, appurtenances, and fixtures now or hereafter a part of the property. All replacements and additions shall also be covered by this Security Instrument. All of the foregoing is referred to in this Security Instrument as the “Property.”

MORTGAGOR COVENANTS that Mortgagor is lawfully seised of the estate hereby conveyed and has the right to mortgage, grant and convey the Property and that the Property is unencumbered, except for encumbrances of record. Mortgagor warrants and will defend generally the title to the Property against all claims and demands, subject to any encumbrances of record.

THIS SECURITY INSTRUMENT combines uniform covenants for national use and non-uniform covenants with limited variations by jurisdiction to constitute a uniform security instrument covering real property.

COVENANTS. Mortgagor and Mortgagee covenant and agree as follows:

1. Payment of Secured Obligations. Mortgagor shall pay when due the Secured Obligations evidenced by the Homeowner Documents. Mortgagor shall also pay funds for Escrow Items, if required pursuant to Section 3. Payments due under the Homeowner Documents and this Security Instrument shall be made in U.S. currency. Payments are deemed received by Mortgagee when received at the location designated in the Homeowner Documents or at such other location as may be designated by Mortgagee in accordance with the notice provisions in Section 14. Mortgagee may accept any payment or partial payment insufficient to bring the Secured Obligations current, without waiver of any rights hereunder or prejudice to its rights to refuse such payment or partial payments in the future. No offset or claim which Mortgagor might have now or in the future against Mortgagee shall relieve Mortgagor from making payments due under the Homeowner Documents and this Security Instrument or performing the covenants and agreements secured by this Security Instrument.

2. Application of Payments or Proceeds. Except as otherwise described in this Section 2, all payments accepted and applied by Mortgagee shall be applied in the following order of priority: (a) reimbursement of expenses and other amounts incurred for the account of the Mortgagor pursuant to the Homeowner Documents; (b) interest (if any) due under the Homeowner Documents; (c) principal payment obligations due under the Homeowner Documents; and (d) amounts due under Section 3.

3. Funds for Escrow Items. If required pursuant to the Homeowner Documentation, Mortgagor may be obligated to pay to Mortgagee, on the dates when due under the Homeowner Documents, certain additional funds (the “Funds”) to provide for payment of amounts due for: (a) taxes and assessments and other items which can attain priority over this Security Instrument as a lien or encumbrance on the Property; (b) insurance premiums, (c) leasehold payments or ground rents on the Property, if any; and (c) the other amounts as specified in the Homeowner Documents.. These items are called “Escrow Items.” Mortgagor shall promptly furnish to Mortgagee all notices of amounts to be paid under this Section. Mortgagor shall pay Mortgagee the Funds for Escrow Items unless Mortgagee waives Mortgagor’s obligation to pay the Funds for any or all Escrow Items. Mortgagee may waive Mortgagor’s obligation to pay to Mortgagee Funds for any or all Escrow Items at any time. Any such waiver may only be in writing. In the event of such waiver, Mortgagor shall pay directly, when and where payable, the amounts due for any Escrow Items for which payment of Funds has been waived by Mortgagee and, if Mortgagee requires, shall furnish to Mortgagee receipts evidencing such payment within such time period as Mortgagee may require. Mortgagor’s obligation to make such payments and to provide receipts shall for all purposes be deemed to be a covenant and agreement contained in this Security Instrument.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

If Mortgagor is obligated to pay Escrow Items directly, pursuant to a waiver, and Mortgagor fails to pay the amount due for an Escrow Item, Mortgagee may exercise its rights under Section 9 and pay such amount and Mortgagor shall then be obligated under Section 9 to repay to Mortgagee any such amount. Mortgagee may revoke the waiver as to any or all Escrow Items at any time by a notice given in accordance with Section 11 and, upon such revocation, Mortgagor shall pay to Mortgagee all Funds, and in such amounts, that are then required under this Section 3.

Mortgagee may, at any time, collect and hold Funds in an amount (a) sufficient to permit Mortgagee to apply the Funds at the time specified under RESPA, and (b) not to exceed the maximum amount a Mortgagee can require under RESPA. Mortgagee shall estimate the amount of Funds due on the basis of current data and reasonable estimates of expenditures of future Escrow Items or otherwise in accordance with Applicable Law. The Funds shall be held in an institution whose deposits are insured by a federal agency, instrumentality, or entity (including Mortgagee, if Mortgagee is an institution whose deposits are so insured) or in any Federal Home Loan Bank. Mortgagee shall apply the Funds to pay the Escrow Items no later than the time specified under RESPA. Mortgagee shall not charge Mortgagor for holding and applying the Funds, annually analyzing the escrow account, or verifying the Escrow Items, unless Mortgagee pays Mortgagor interest on the Funds and Applicable Law permits Mortgagee to make such a charge. Unless an agreement is made in writing or Applicable Law requires interest to be paid on the Funds, Mortgagee shall not be required to pay Mortgagor any interest or earnings on the Funds. Mortgagor and Mortgagee can agree in writing, however, that interest shall be paid on the Funds. Mortgagee shall give to Mortgagor, without charge, an annual accounting of the Funds as required by RESPA.

If there is a surplus of Funds held in escrow, as defined under RESPA, Mortgagee shall account to Mortgagor for the excess funds in accordance with RESPA. If there is a shortage of Funds held in escrow, as defined under RESPA, Mortgagee shall notify Mortgagor as required by RESPA, and Mortgagor shall pay to Mortgagee the amount necessary to make up the shortage in accordance with RESPA, but in no more than 12 monthly payments. If there is a deficiency of Funds held in escrow, as defined under RESPA, Mortgagee shall notify Mortgagor as required by RESPA, and Mortgagor shall pay to Mortgagee the amount necessary to make up the deficiency in accordance with RESPA, but in no more than 12 monthly payments. Upon payment in full of all sums secured by this Security Instrument, Mortgagee shall promptly refund to Mortgagor any Funds held by Mortgagee.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

4. Charges; Liens. Mortgagor shall pay all taxes, assessments, charges, fines, and impositions attributable to the Property which can attain priority over this Security Instrument, leasehold payments or ground rents on the Property, if any, and Assessments, if any, except to the extent such impositions constitute Permitted Liens. Mortgagor shall promptly discharge any lien (other than Permitted Liens) which has priority over this Security Instrument unless Mortgagor: (a) agrees in writing to the payment of the obligation secured by the lien in a manner acceptable to Mortgagee, but only so long as Mortgagor is performing such agreement; (b) contests the lien in good faith by, or defends against enforcement of the lien in, legal proceedings which in Mortgagee’s opinion operate to prevent the enforcement of the lien while those proceedings are pending, but only until such proceedings are concluded; or (c) secures from the holder of the lien an agreement satisfactory to Mortgagee subordinating the lien to this Security Instrument. If Mortgagee determines that any part of the Property is subject to a lien (other than a Permitted Lien) which can attain priority over this Security Instrument, Mortgagee may give Mortgagor a notice identifying the lien. Within 10 days of the date on which that notice is given, Mortgagor shall satisfy the lien or take one or more of the actions set forth above in this Section 4. Mortgagee may require Mortgagor to pay a one-time charge for a real estate tax verification and/or reporting service used by Mortgagee in connection with this Loan.

5. Property Insurance. Mortgagor shall keep the improvements now existing or hereafter erected on the Property insured against loss by fire, hazards included within the term “extended coverage,” and any other hazards including, but not limited to, earthquakes and floods, for which Mortgagee requires insurance. This insurance shall be maintained in the amounts (including deductible levels) and for the periods that Mortgagee specified in the Homeowner Documents. Mortgagee may require Mortgagor to pay, in connection with this Loan, either: (a) a one-time charge for flood zone determination, certification and tracking services; or (b) a one-time charge for flood zone determination and certification services and subsequent charges each time remappings or similar changes occur which reasonably might affect such determination or certification. Mortgagor shall also be responsible for the payment of any fees imposed by the Federal Emergency Management Agency in connection with the review of any flood zone determination resulting from an objection by Mortgagor. If Mortgagor fails to maintain any of the coverages described above, Mortgagee may obtain insurance coverage, at Mortgagee’s option and Mortgagor’s expense. Mortgagee is under no obligation to purchase any particular type or amount of coverage. Therefore, such coverage shall cover Mortgagee, but might or might not protect Mortgagor, Mortgagor’s equity in the Property, or the contents of the Property, against any risk, hazard or liability and might provide greater or lesser coverage than was previously in effect. Mortgagor acknowledges that the cost of the insurance coverage so obtained might significantly exceed the cost of insurance that Mortgagor could have obtained. Any amounts disbursed by Mortgagee under this Section 5 shall become additional Secured Obligations of Mortgagor secured by this Security Instrument. These amounts shall bear interest at the rate specified in the Homeowner Documents from the date of disbursement and shall be payable, with such interest, upon notice from Mortgagee to Mortgagor requesting payment. All insurance policies required by Mortgagee and renewals of such policies shall include a standard mortgage clause, and shall name Mortgagee as mortgagee and/or as an additional loss payee. If Mortgagee requires, Mortgagor shall promptly give to Mortgagee all receipts of paid premiums and renewal notices. If Mortgagor obtains any form of insurance coverage, not otherwise required by Mortgagee, for damage to, or destruction of, the Property, such policy shall include a standard mortgage clause and shall name Mortgagee as mortgagee and/or as an additional loss payee.

Subject in the first instance to the corresponding provisions in the documentation with respect to any Senior Loans, the provisions of Section 3.8 of the Covenant Agreement are incorporated by reference herein, mutatis mutandis.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

6. Occupancy. Mortgagor shall occupy, establish, and use the Property as Mortgagor’s principal residence within 60 days after the execution of this Security Instrument and shall occupy the Property on a continuous basis as Mortgagor’s principal residence until the later of the Final Exercise Date and the date as of which the Secured obligations are repaid in full.

7. Preservation, Maintenance and Protection of the Property; Inspections. Mortgagor shall not destroy, damage or impair the Property, allow the Property to deteriorate or commit waste on the Property. Mortgagor shall maintain the Property in order to prevent the Property from deteriorating or decreasing in value due to its condition. Mortgagor shall promptly repair the Property if damaged to avoid further deterioration or damage. If insurance or condemnation proceeds are paid in connection with damage to, or the taking of, the Property, Mortgagor shall be responsible for repairing or restoring the Property only if Mortgagee has released proceeds for such purposes. Mortgagee may disburse proceeds for the repairs and restoration in a single payment or in a series of progress payments as the work is completed. If the insurance or condemnation proceeds are not sufficient to repair or restore the Property, Mortgagor is not relieved of Mortgagor’s obligation for the completion of such repair or restoration, Mortgagee or its agent may make reasonable entries upon and inspections of the Property. If it has reasonable cause, Mortgagee may inspect the interior of the improvements on the Property. Mortgagee shall give Mortgagor notice at the time of or prior to such an interior inspection specifying such reasonable cause.

8. Mortgagor’s Application. Mortgagor shall be in default if, in connection with the application process required to enter into the Homeowner Documents, Mortgagor or any persons or entities acting at the direction of Mortgagor or with Mortgagor’s knowledge or consent gave materially false, misleading, or inaccurate information or statements to Mortgagee (or failed to provide Mortgagee with material information) in connection with the Homeowner Documents. Material representations include, but are not limited to, representations concerning Mortgagor’s occupancy of the Property as Mortgagor’s principal residence.

9. Protection of Mortgagee’s Interest in the Property and Rights Under this Security Instrument. If (a) Mortgagor fails to perform the covenants and agreements contained in this Security Instrument, (b) there is a legal proceeding that might significantly affect Mortgagee’s interest in the Property and/or rights under this Security Instrument (such as a proceeding in bankruptcy, probate, for condemnation or forfeiture, for enforcement of a lien which may attain priority over this Security Instrument or to enforce laws or regulations), or (c) Mortgagor has abandoned the Property, then, subject in the first instance to the corresponding provisions specified in the documentation with respect to any Senior Loans, and thereafter, to the corresponding provisions in the Covenant Agreement, Mortgagee may do and pay for whatever is reasonable or appropriate to protect Mortgagee’s interest in the Property and rights under this Security Instrument, including protecting and/or assessing the value of the Property, and securing and/or repairing the Property. Mortgagee’s actions can include, but are not limited to: (a) paying any sums secured by a lien which has priority over this Security Instrument; (b) appearing in court; and (c) paying reasonable attorneys’ fees to protect its interest in the Property and/or rights under this Security Instrument, including its secured position in a bankruptcy proceeding. Securing the Property includes, but is not limited to, entering the Property to make repairs, change locks, replace or board up doors and windows, drain water from pipes, eliminate building or other code violations or dangerous conditions, and have utilities turned on or off. Although Mortgagee may take action under this Section 9, Mortgagee does not have to do so and is not under any duty or obligation to do so. It is agreed that Mortgagee incurs no liability for not taking any or all actions authorized under this Section 9. Any amounts disbursed by Mortgagee under this Section 9 shall become additional Secured Obligations debt of Mortgagor secured by this Security Instrument. These amounts shall bear interest at the rate specified in the Homeowner Documents from the date of disbursement and shall be payable, with such interest, upon notice from Mortgagee to Mortgagor requesting payment.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

10. Assignment of Miscellaneous Proceeds; Forfeiture. Subject in the first instance to the corresponding provisions in the documentation with respect to any Senior Loans, and to the corresponding provisions of set forth in the Covenant Agreement, , all Miscellaneous Proceeds are hereby assigned to and shall be paid to Mortgagee. If the Property is damaged, such Miscellaneous Proceeds shall be applied to restoration or repair of the Property, if the restoration or repair is economically feasible and Mortgagee’s security is not lessened. During such repair and restoration period, Mortgagee shall have the right to hold such Miscellaneous Proceeds until Mortgagee has had an opportunity to inspect such Property to ensure the work has been completed to Mortgagee’s satisfaction, provided that such inspection shall be undertaken promptly. Mortgagee may pay for the repairs and restoration in a single disbursement or in a series of progress payments as the work is completed. Unless an agreement is made in writing or Applicable Law requires interest to be paid on such Miscellaneous Proceeds, Mortgagee shall not be required to pay Mortgagor any interest or earnings on such Miscellaneous Proceeds. If the restoration or repair is not economically feasible or Mortgagee’s security would be lessened, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument, whether or not then due, with the excess, if any, paid to Mortgagor. Such Miscellaneous Proceeds shall be applied in the order provided for in Section 2. In the event of a total taking, destruction, or loss in value of the Property, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument, whether or not then due, with the excess, if any, paid to Mortgagor. If so specified in the Homeowner Documents, in the event of a partial taking, destruction, or loss in value of the Property in which the fair market value of the Property immediately before the partial taking, destruction, or loss in value is equal to or greater than the amount of the sums secured by this Security Instrument immediately before the partial taking, destruction, or loss in value, unless Mortgagor and Mortgagee otherwise agree in writing, the sums secured by this Security Instrument shall be reduced by the amount of the Miscellaneous Proceeds multiplied by the following fraction: (a) the total amount of the sums secured immediately before the partial taking, destruction, or loss in value divided by (b) the fair market value of the Property immediately before the partial taking, destruction, or loss in value. Any balance shall be paid to Mortgagor. In the event of a partial taking, destruction, or loss in value of the Property in which the fair market value of the Property immediately before the partial taking, destruction, or loss in value is less than the amount of the sums secured immediately before the partial taking, destruction, or loss in value, unless Mortgagor and Mortgagee otherwise agree in writing, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument whether or not the sums are then due. If the Property is abandoned by Mortgagor, or if, after notice by Mortgagee to Mortgagor that the Opposing Party (as defined in the next sentence) offers to make an award to settle a claim for damages, Mortgagor fails to respond to Mortgagee within 30 days after the date the notice is given, Mortgagee is authorized to collect and apply the Miscellaneous Proceeds either to restoration or repair of the Property or to the sums secured by this Security Instrument, whether or not then due. “Opposing Party” means the third party that owes Mortgagor Miscellaneous Proceeds or the party against whom Mortgagor has a right of action in regard to Miscellaneous Proceeds. Mortgagor shall be in default if any action or proceeding, whether civil or criminal, is begun that, in Mortgagee’s judgment, could result in forfeiture of the Property or other material impairment of Mortgagee’s interest in the Property or rights under this Security Instrument. Mortgagor can cure such a default and, if acceleration has occurred, reinstate as provided in Section 19, by causing the action or proceeding to be dismissed with a ruling that, in Mortgagee’s judgment, precludes forfeiture of the Property or other material impairment of Mortgagee’s interest in the Property or rights under this Security Instrument. The proceeds of any award or claim for damages that are attributable to the impairment of Mortgagee’s interest in the Property are hereby assigned and shall be paid to Mortgagee. All Miscellaneous Proceeds that are not applied to restoration or repair of the Property shall be applied in the order provided for in Section 2.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

11. Mortgagor Not Released; Forbearance By Mortgagee Not a Waiver. Extension of the time for payment or modification or amortization of the Secured Obligations granted by Mortgagee to Mortgagor or any Successor in Interest of Mortgagor shall not operate to release the liability of Mortgagor or any Successors in Interest of Mortgagor. Mortgagee shall not be required to commence proceedings against any Successor in Interest of Mortgagor or to refuse to extend time for payment or otherwise modify amortization of the sums secured by this Security Instrument by reason of any demand made by the original Mortgagor or any Successors in Interest of Mortgagor. Any forbearance by Mortgagee in exercising any right or remedy including, without limitation, Mortgagee’s acceptance of payments from third persons, entities or Successors in Interest of Mortgagor or in amounts less than the amount then due, shall not be a waiver of or preclude the exercise of any right or remedy.

12. Joint and Several Liability; Co-signers; Successors and Assigns Bound. Mortgagor covenants and agrees that Mortgagor’s obligations and liability shall be joint and several. However, any Mortgagor who co-signs this Security Instrument but does not execute the Homeowner Documents (a “co-signer”): (a) is co-signing this Security Instrument only to mortgage, grant and convey the co-signer’s interest in the Property under the terms of this Security Instrument; (b) is not personally obligated to pay the sums secured by this Security Instrument; and (c) agrees that Mortgagee and any other Mortgagor can agree to extend, modify, forbear or make any accommodations with regard to the terms of this Security Instrument or the Homeowner Documents without the co-signer’s consent. Subject to the provisions of Section 17, any Successor in Interest of Mortgagor who assumes Mortgagor’s obligations under this Security Instrument in writing, and is approved by Mortgagee, shall obtain all of Mortgagor’s rights and benefits under this Security Instrument. Mortgagor shall not be released from Mortgagor’s obligations and liability under this Security Instrument unless Mortgagee agrees to such release in writing. The covenants and agreements of this Security Instrument shall bind (except as provided in Section 19) and benefit the successors and assigns of Mortgagee.

13. Loan Charges. Mortgagee may charge Mortgagor fees for services performed in connection with Mortgagor’s default, for the purpose of protecting Mortgagee’s interest in the Property and rights under this Security Instrument, including, but not limited to, attorneys’ fees, property inspection and valuation fees. In regard to any other fees, the absence of express authority in this Security Instrument to charge a specific fee to Mortgagor shall not be construed as a prohibition on the charging of such fee. Mortgagee may not charge fees that are expressly prohibited by this Security Instrument or by Applicable Law. If the Loan is subject to a law which sets maximum loan charges, and that law is finally interpreted so that the interest or other loan charges collected or to be collected in connection with the Loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from Mortgagor which exceeded permitted limits will be refunded to Mortgagor. Mortgagee may choose to make this refund by reducing the principal owed under the Homeowner Documents or by making a direct payment to Mortgagor. If a refund reduces principal, the reduction will be treated as a partial prepayment without any prepayment charge (whether or not a prepayment charge is provided for under the Homeowner Documents). Mortgagor’s acceptance of any such refund made by direct payment to Mortgagor will constitute a waiver of any right of action Mortgagor might have arising out of such overcharge.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

14. Notices. All notices given by Mortgagor or Mortgagee in connection with this Security Instrument must be in writing. Any notice to Mortgagor in connection with this Security Instrument shall be deemed to have been given to Mortgagor when mailed by first class mail or when actually delivered to Mortgagor’s notice address if sent by other means. Notice to any one Mortgagor shall constitute notice to all Mortgagors unless Applicable Law expressly requires otherwise. The notice address shall be the Property Address unless Mortgagor has designated a substitute notice address by notice to Mortgagee. Mortgagor shall promptly notify Mortgagee of Mortgagor’s change of address. If Mortgagee specifies a procedure for reporting Mortgagor’s change of address, then Mortgagor shall only report a change of address through that specified procedure. There may be only one designated notice address under this Security Instrument at any one time. Any notice to Mortgagee shall be given by delivering it or by mailing it by first class mail to Mortgagee’s address stated herein unless Mortgagee has designated another address by notice to Mortgagor. Any notice in connection with this Security Instrument shall not be deemed to have been given to Mortgagee until actually received by Mortgagee. If any notice required by this Security Instrument is also required under Applicable Law, the Applicable Law requirement will satisfy the corresponding requirement under this Security Instrument.

15. Governing Law; Severability; Rules of Construction. This Security Instrument shall be governed by federal law and the law of the jurisdiction in which the Property is located. All rights and obligations contained in this Security Instrument are subject to any requirements and limitations of Applicable Law. Applicable Law might explicitly or implicitly allow the parties to agree by contract or it might be silent, but such silence shall not be construed as a prohibition against agreement by contract. In the event that any provision or clause of this Security Instrument or the Homeowner Documents conflicts with Applicable Law, such conflict shall not affect other provisions of this Security Instrument or the Homeowner Documents which can be given effect without the conflicting provision.

As used in this Security Instrument: (a) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender; (b) words in the singular shall mean and include the plural and vice versa; and (c) the word “may” gives sole discretion without any obligation to take any action.

16. Mortgagor’s Copy. Mortgagor shall be given one copy of the Homeowner Documents and of this Security Instrument.

17. Transfer of the Property or a Beneficial Interest in Mortgagor. As used in this Section 17, “Interest in the Property” means any legal or beneficial interest in the Property, including, but not limited to, those beneficial interests transferred in a bond for deed, contract for deed, installment sales contract or escrow agreement, the intent of which is the transfer of title by Mortgagor at a future date to a purchaser. If all or any part of the Property or any Interest in the Property is sold or transferred (or if Mortgagor is not a natural person and a beneficial interest in Mortgagor is sold or transferred) without Mortgagee’s prior written consent, Mortgagee may require immediate payment in full of all Secured Obligations. However, this option shall not be exercised by Mortgagee if such exercise is prohibited by Applicable Law. If Mortgagee exercises this option, Mortgagee shall give Mortgagor notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is given in accordance with Section 15 within which Mortgagor must pay all sums secured by this Security Instrument. If Mortgagor fails to pay these sums prior to the expiration of this period, Mortgagee may invoke any remedies permitted by this Security Instrument without further notice or demand on Mortgagor.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

18. Mortgagor’s Right to Reinstate After Acceleration. If Mortgagor meets certain conditions, Mortgagor shall have the right to have enforcement of this Security Instrument discontinued at any time prior to the earliest of: (a) five days before sale of the Property pursuant to any power of sale contained in this Security Instrument; (b) such other period as Applicable Law might specify for the termination of Mortgagor’s right to reinstate; or (c) entry of a judgment enforcing this Security Instrument. Those conditions are that Mortgagor: (a) pays Mortgagee all sums which then would be due under this Security Instrument and the Homeowner Documents as if no acceleration had occurred; (b) cures any default of any other covenants or agreements; (c) pays all expenses incurred in enforcing this Security Instrument, including, but not limited to, reasonable attorneys’ fees, property inspection and valuation fees, and other fees incurred for the purpose of protecting Mortgagee’s interest in the Property and rights under this Security Instrument; and (d) takes such action as Mortgagee may reasonably require to assure that Mortgagee’s interest in the Property and rights under this Security Instrument, and Mortgagor’s obligation to pay the sums secured by this Security Instrument, shall continue unchanged. Mortgagee may require that Mortgagor pay such reinstatement sums and expenses in one or more of the following forms, as selected by Mortgagee: (a) cash; (b) money order; (c) certified check, bank check, treasurer’s check or cashier’s check, provided any such check is drawn upon an institution whose deposits are insured by a federal agency, instrumentality or entity; or (d) Electronic Funds Transfer. Upon reinstatement by Mortgagor, this Security Instrument and obligations secured hereby shall remain fully effective as if no acceleration had occurred.

19. Sale or Assignment of Homeowner Documents. The Homeowner Documents or a partial interest in the Homeowner Documents (together with this Security Instrument) can be sold one or more times without prior notice to Mortgagor. A sale might result in a change in the entity (known as the “Mortgage Servicer”) that collects Periodic Payments due under the Homeowner Documents and this Security Instrument and performs other mortgage loan servicing obligations under the Homeowner Documents, this Security Instrument, and Applicable Law. There also might be one or more changes of the Mortgage Servicer unrelated to a sale of the Homeowner Documents. If there is a change of the Mortgage Servicer, Mortgagor will be given written notice of the change which will state the name and address of the new Mortgage Servicer, the address to which payments should be made and any other information RESPA requires in connection with a notice of transfer of servicing. If the Homeowner Documents is sold and thereafter the Loan is serviced by a Mortgage Servicer other than the purchaser of the Homeowner Documents, the mortgage loan servicing obligations to Mortgagor will remain with the Mortgage Servicer or be transferred to a successor Mortgage Servicer and are not assumed by the Homeowner Documents purchaser unless otherwise provided by the Homeowner Documents purchaser. Neither Mortgagor nor Mortgagee may commence, join, or be joined to any judicial action (as either an individual litigant or the member of a class) that arises from the other party’s actions pursuant to this Security Instrument or that alleges that the other party has breached any provision of, or any duty owed by reason of, this Security Instrument, until such Mortgagor or Mortgagee has notified the other party (with such notice given in compliance with the requirements of Section 15) of such alleged breach and afforded the other party hereto a reasonable period after the giving of such notice to take corrective action. If Applicable Law provides a time period which must elapse before certain action can be taken, that time period will be deemed to be reasonable for purposes of this paragraph. The notice of acceleration and opportunity to cure given to Mortgagor pursuant to Section 21 and the notice of acceleration given to Mortgagor pursuant to Section 18 shall be deemed to satisfy the notice and opportunity to take corrective action provisions of this Section 19.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

20. Hazardous Substances. As used in this Section 20: (a) “Hazardous Substances” are those substances defined as toxic or hazardous substances, pollutants, or wastes by Environmental Law and the following substances: gasoline, kerosene, other flammable or toxic petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde, and radioactive materials; (b) “Environmental Law” means federal laws and laws of the jurisdiction where the Property is located that relate to health, safety or environmental protection; (c) “Environmental Cleanup” includes any response action, remedial action, or removal action, as defined in Environmental Law; and (d) an “Environmental Condition” means a condition that can cause, contribute to, or otherwise trigger an Environmental Cleanup. Mortgagor shall not cause or permit the presence, use, disposal, storage, or release of any Hazardous Substances, or threaten to release any Hazardous Substances, on or in the Property. Mortgagor shall not do, nor allow anyone else to do, anything affecting the Property (a) that is in violation of any Environmental Law, (b) which creates an Environmental Condition, or (c) which, due to the presence, use, or release of a Hazardous Substance, creates a condition that adversely affects the value of the Property. The preceding two sentences shall not apply to the presence, use, or storage on the Property of small quantities of Hazardous Substances that are generally recognized to be appropriate to normal residential uses and to maintenance of the Property (including, but not limited to, hazardous substances in consumer products). Mortgagor shall promptly give Mortgagee written notice of (a) any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the Property and any Hazardous Substance or Environmental Law of which Mortgagor has actual knowledge, (b) any Environmental Condition, including but not limited to, any spilling, leaking, discharge, release or threat of release of any Hazardous Substance, and (c) any condition caused by the presence, use or release of a Hazardous Substance which adversely affects the value of the Property. If Mortgagor learns, or is notified by any governmental or regulatory authority, or any private party, that any removal or other remediation of any Hazardous Substance affecting the Property is necessary, Mortgagor shall promptly take all necessary remedial actions in accordance with Environmental Law. Nothing herein shall create any obligation on Mortgagee for an Environmental Cleanup.

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

21. Acceleration; Remedies. Mortgagee shall give notice to Mortgagor prior to acceleration following Mortgagor’s breach of any covenant or agreement in this Security Instrument (but not prior to acceleration under Section 17 unless Applicable Law provides otherwise). The notice shall specify: (a) the default; (b) the action required to cure the default; (c) a date, not less than 30 days from the date the notice is given to Mortgagor, by which the default must be cured; and (d) that failure to cure the default on or before the date specified in the notice may result in acceleration of the sums secured by this Security Instrument, foreclosure by judicial proceeding and sale of the Property. The notice shall further inform Mortgagor of the right to reinstate after acceleration and the right to assert in the foreclosure proceeding the non-existence of a default or any other defense of Mortgagor to acceleration and foreclosure. If the default is not cured on or before the date specified in the notice, Mortgagee at its option may require immediate payment in full of all sums secured by this Security Instrument without further demand and may foreclose this Security Instrument by judicial proceeding. Mortgagee shall be entitled to collect all expenses incurred in pursuing the remedies provided in this Section 21, including, but not limited to, reasonable attorneys’ fees and costs of title evidence.

22. Release. Upon payment of all sums secured by this Security Instrument, Mortgagee shall release this Security Instrument. Mortgagor shall pay any recordation costs. Mortgagee may charge Mortgagor a fee for releasing this Security Instrument, but only if the fee is paid to a third party for services rendered and the charging of the fee is permitted under Applicable Law.

23. Attorneys’ Fees. As used in this Security Instrument and the Homeowner Documents, attorneys’ fees shall include those awarded by an appellate court and any attorneys’ fees incurred in a bankruptcy proceeding.

24. Jury Trial Waiver. The Mortgagor hereby waives any right to a trial by jury in any action, proceeding, claim, or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Security Instrument or the Homeowner Documents.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)

BY SIGNING BELOW, Mortgagor accepts and agrees to the terms and covenants contained in this Security Instrument and in any Rider executed by Mortgagor and recorded with it.

Signed, sealed and delivered in the presence of:

(Seal)
- Mortgagor

(Seal)
- Mortgagor

_____________________________ [Space Below This Line for Acknowledgment] ____________________________

Page 13 of 13

Nada Holdings, Inc. | CONFIDENTIAL
Form Security Instrument (ST)